Issuer Free Writing Prospectus, dated November 20, 2007
Filed pursuant to Rule 433
Registration Statement No.: 333-147200

CUSIP# 678046 10 3 Amex: BQI
NEWS RELEASE
Oilsands Quest Inc. Announces Equity Offering
Calgary, Alberta — November 20, 2007 — Oilsands Quest Inc. (Amex: BQI) (the “Company”) announced today that it has commenced an overnight marketed public offering (the “Offering”) of 25,000,000 units (“Units”) and 4,000,000 common shares on a flow-through basis (“Flow-through Shares”) in the United States under an effective shelf registration statement on file with the Securities and Exchange Commission (“SEC”) and in all provinces of Canada, except Quebec, by way of the Multi-jurisdictional Disclosure System.
Each Unit is comprised of one common share (a “Share”) and one-half of a common share purchase warrant of the Company (a “Warrant”) with each whole Warrant entitling the holder to purchase one Share of the Company for a period of 24 months following closing of the Offering.
The Offering will be made by a syndicate of underwriters (the “Underwriters”) bookrun by TD Securities (USA) LLC in the United States and TD Securities Inc. in Canada. The Company has agreed to grant the Underwriters an over-allotment option to purchase up to 3,750,000 Shares and 1,875,000 Warrants, exercisable at any time up to 30 days from the closing of the Offering. The Offering is subject to certain conditions, including regulatory approval.
The Offering will be priced in the context of the market with final terms of the Offering to be determined at the time of pricing. The Company anticipates that the pricing of The Offering will be announced Wednesday morning, November 21, 2007.
The Company intends to use the proceeds of the offering of Units for reservoir testing and other costs associated with the Axe Lake Discovery and for general corporate purposes. Specific allocations of the proceeds for such purposes have not been made at this time.
The Company intends to use the proceeds from the offering of the Flow-through Shares to incur Canadian Exploration Expenses through exploration activities relating to its permit lands.
The Offering is expected to close on or about December 5, 2007.
Oilsands Quest Inc. invites the public to participate in a conference call with Company management to discuss the Offering. The call will take place on Tuesday, November 20, 2007 at 4:45PM Eastern time (2:45PM Mountain time).

CUSIP# 678046 10 3 Amex: BQI
Details of the Conference Call:

Date:	Tuesday, November 20, 2007
Time:	4:45PM Eastern time (2:45PM Mountain time)
Call-in Number:	1-888-262-8795 or 913-312-0381
Playback Number:	1-888-203-1112 or 719-457-0820
Playback Passcode:	4812267
A copy of the prospectus may be obtained from TD Securities (USA) LLC in the United States and TD Securities Inc. in Canada at the following addresses:
In the United States:
TD Securities (USA) LLC
ATTN: Paula Kourian
31 W. 52nd Street
New York, NY
10019
In Canada:
TD Securities Inc.
ATTN: Nikita Tziavas
222 Bay Street, 7th Floor
Toronto, Ontario
M5K 1A2
Investors in the United States should be aware that Flow-through Shares will not be offered in the United States.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in the United States and shall not constitute an offer to sell or the solicitation of any offer to buy any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.
The Company has filed a registration statement, including a prospectus, (SEC File No. 333-14700) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling toll-free 1-800-299-7823 or 1-866-794-7288 or by emailing info@oilsandsquest.com.

CUSIP# 678046 10 3 Amex: BQI
About Oilsands Quest Inc.
Oilsands Quest Inc. is aggressively exploring Canada’s largest contiguous oil sands land holding by applying its technical expertise to develop multiple potential global-scale discoveries. The company (www.oilsandsquest.com) is the originator of Saskatchewan’s emerging oil sands industry.
Forward-looking information
Except for statements of historical fact relating to the company, this news release contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking statements such as references to Oilsands Quest’s exploration, technical and development programs and future discoveries are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, exploration and technical risks inherent in the oil sands industry, regulatory and economic risks, and risks associated with the company’s ability to implement its business plan. There are uncertainties inherent in forward-looking information, including factors beyond Oilsands Quest’s control, and no assurance can be given that the programs will be completed on time, on budget or at all. Oilsands Quest undertakes no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhaustive. Readers should refer to Oilsands Quest’s current annual report on Form 10-KSB and other document filings, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties and details regarding the location and extent of Oilsands Quest’s land holdings.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com
Institutional investors, contact BarnesMcInerney Inc.
Toll Free 1-866-794-7288. Office 416-371-0510
Email oilsands@barnesmcinerney.com